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                                                                   EXHIBIT 10.19

                ENGAGEMENT LETTER FOR FINANCIAL ADVISORY SERVICES

         This agreement ("Agreement") is entered into as of the 10th day of August, 2000 between NLC INC., a Florida corporation with offices located at 260 Southeast Mizner Boulevard, Suite 612, Boca Raton, Florida 33432 (the "Consultant"), and CORPAS INVESTMENTS, INC., a Florida corporation with offices located at 1640 5th Street, Suite 218, Santa Monica, California 90401 (the "Company").

                             W I T N E S S E T H :

         WHEREAS, the Company desires to engage the Consultant and the Consultant desires to be engaged by the Company pursuant to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties agree as follows:

         1. Engagement. The Company hereby engages the Consultant on a non-exclusive basis to advise the Company on a range of corporate financial and associated matters which may be undertaken by the Company (collectively, the "Services").

         2. Services. Consultant shall assist the Company in analyzing and assessing alternatives for raising capital and assisting the Company in formulating the optimum strategy to meet the company's immediate working capital and capital resources needs in the total amount of One Million Five Hundred Thousand ($1,500,000) Dollars, including the use of private offerings of the securities of the Company.

         3. Term. The term of this Agreement shall be for a period of not more than thirty (30) days from the date of this Agreement (the "Term").

         4. Performance. It is understood and agreed that the Services do not include the provision by Consultant of public relations services, advertising services, accounting, auditing and/or legal services. Consultant is not acting as a broker-dealer, underwriter, investment banker and/or market maker within the meaning of the applicable state and federal securities laws. It is further understood and agreed that the Services do not require Consultant to raise any capital for or on behalf of the Company. At no time shall Consultant provide services which would require Consultant to be registered and licensed with any federal or state regulatory body or self-regulating agency.

         5.       Compensation.

                           (a)      Fee. For initial funding received by the
Company through introductions made by Consultant pursuant to this Agreement in the amount of Five Hundred Thousand ($500,000) Dollars, the Company shall immediately pay Compensation to Consultant in the amount of Fifty Thousand ($50,000) Dollars; for additional funding received by the Company through introductions made by Consultant pursuant to this Agreement in the total amount of One Million ($1,000,000) Dollars (representing funding in the total aggregate amount of One Million Five Hundred Thousand ($1,500,000) Dollars), Compensation payable to Consultant shall be pro rated in an amount equal to ten (10%) per cent of funding received. Compensation is to be paid to Consultant as funds are received by Company. The total amount of Compensation which may be due to Consultant under this Agreement shall not exceed One Hundred Fifty Thousand ($150,000) Dollars.

                           (b)      Stock.

                                    (i) In addition to the Compensation referred
         to in Paragraph 5(a) above: (1) for the initial

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         Five Hundred Thousand ($500,000) Dollars of funding received by the
         Company through introductions made by Consultant pursuant to this Agreement, the Company shall immediately issue to Consultant two hundred twenty-five thousand (225,000) shares of the Company's common stock, par value $.001 (the "Common Stock"); and (2) for additional funding received by the Company through introductions made by Consultant pursuant to this Agreement in the total amount of One Million ($1,000,000) Dollars (representing funding in the total aggregate amount of One Million Five Hundred Thousand ($1,500,000) Dollars), the shares of stock to be immediately issued by Company to Consultant shall be pro rated to reflect an amount equal to Forty-five Thousand (45,000) shares per each One Hundred Thousand ($100,000) Dollars of funding received. Shares of common stock are to be issued to Consultant as funds are received by Company. The total number of shares of Common Stock issuable to Consultant under this Agreement shall not exceed Six Hundred Seventy-five Thousand (675,000) shares.

                                    (ii)     In connection with the issuance to
         Consultant of any of the Company's Common Stock pursuant to this Agreement, the Consultant agrees to execute an investment representation letter in favor of the Company containing customary terms and provisions.

                                    (iii)    Consultant acknowledges that the
         Shares issuable pursuant to Paragraph 6(b)(i) above have not been registered under the Securities Act of 1933, as amended (the "Act"), nor under any state securities laws and shall not be sold, transferred, assigned, hypothecated or otherwise disposed of until a registration statement with respect thereto is declared effective under such Act or the Company receives an opinion of counsel to the Company that an exemption from the registration requirements of the Act is available. Certificates issued to Consultant pursuant to this Agreement shall bear an appropriate restrictive legend reflecting the foregoing.

         7. Termination. If, by close of business (PDT) on Wednesday, August 16, 2000, the Company is not in receipt of funding through introductions made by Consultant pursuant to this Agreement in a mini-mum amount of Five Hundred Thousand ($500,000) Dollars, this Agreement shall immediately terminate and be void and of no further force and effect, following which neither party shall have any further obligations to the other.

         8. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida without giving effect to conflicts of law.

         9. Counterparts/Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this Agreement shall be deemed as executed when an executed facsimile hereof is transmitted by a party to any other party.

         10. Entire Agreement. This instrument contains the entire agreement of the parties and may be modified only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


NLC INC.                                             CORPAS INVESTMENTS, INC.



By     /S/ Guy Urciuoli                     By  /s/ Molly A. Miles
  --------------------------------            ----------------------------------
  Guy Urciuoli, President                     Molly A. Miles, CEO